Exhibit 99

Media Contact	March 31, 2008

HealthSouth: Andy Brimmer, 205-410-2777

HEALTHSOUTH FINALIZES SALE OF CORPORATE CAMPUS TO

DANIEL CORPORATION

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) today announced it has finalized the sale of its corporate campus, located in Birmingham, Ala., to Daniel Corporation, a Birmingham-based, full-service real estate organization, for $43.5 million in cash and a 40% residual interest in the “Digital Hospital.” In addition, HealthSouth has entered into a long-term lease arrangement with Daniel Corporation to maintain its corporate headquarters on the property. On January 23, 2008, HealthSouth announced that it had reached a definitive agreement for this sale.

The sale includes the 103-acre corporate campus and all related buildings including a 200,000 square-foot corporate headquarters building, the Cahaba Grand Conference Center, and an incomplete 13-story building formerly called the “Digital Hospital.”

The sale of the corporate campus is part of the strategic repositioning of HealthSouth, first announced in August 2006, as a post-acute healthcare provider, focusing on inpatient rehabilitative and other complementary services. Proceeds from this transaction will be used to pay down a portion of the company’s long-term debt.

“We are very pleased to finalize this transaction with Daniel Corporation,” said HealthSouth President and CEO Jay Grinney, “This is another step in our plan to reposition HealthSouth as the preeminent provider of inpatient rehabilitative services in the U.S. The sale of this property will help us reduce corporate operating expenses, while the proceeds from the sale will be used to pay down additional debt.”

Additional details of the agreement were not disclosed.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitation services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves more than 250,000 patients annually through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the health care company of choice for its patients, employees, physicians and shareholders and can be found on the Web at www.healthsouth.com.

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